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                                                                    EXHIBIT 99.1

                                     NEWS

                                                              For additional
                                                               information:
                                                         Jeffrey A. Stoops
                                                         Chief Financial Officer
                                                                  (561) 995-7670

                             FOR IMMEDIATE RELEASE
                             ---------------------

                   SBA COMMUNICATIONS CORPORATION ANNOUNCES
               RECORD NUMBER OF TOWER ADDITIONS IN 2/ND/ QUARTER

SBA COMMUNICATIONS CORPORATION; BOCA RATON, FL; WEDNESDAY, JULY 7, 1999 (NASDAQ:
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SBAC)
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SBA Communications Corporation ("SBAC") announced today that it added 184 towers to its portfolio of towers owned in the second quarter ended June 30, 1999, which is the largest number of towers added by the company in any quarter in its history. Of the 184 towers added, 126 were multi-tenant towers newly built by SBAC, and the other 58 were existing multi-tenant towers acquired by SBAC in 13 separate transactions. Anchor tenants on the towers newly built by SBAC include AT&T, BellSouth, Southwestern Bell, Sprint and VoiceStream. The 58 towers acquired were purchased for an aggregate cash price of $18.1 million, which represented a multiple of current run rate tower cash flow of approximately 14.5
x. These additions bring the number of towers owned by SBAC as of June 30, 1999 to 770, a 31% increase over the number of towers owned as of March 31, 1999.

SBAC currently has over 500 new tower builds under various stages of development throughout the nation which, upon completion, will be owned by SBAC. In addition, at June 30, 1999, SBAC had 80 towers pending acquisition under letters of intent or definitive agreements in 20 separate transactions, representing an aggregate cash purchase price of $22.1 million. The purchase price represents a multiple of current run rate tower cash flow of approximately 12.9 x. SBAC expects to complete these acquisitions in the third and fourth quarters of 1999.

SBAC is a leading independent owner and operator of wireless communications infrastructure in the United States. SBAC generates revenue from two primary businesses - site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBAC has participated in the development of over 13,000 antenna sites in the United States.

Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.